Exhibit 99.1

BANK OF THE JAMES REPORTS PROFITABLE SECOND QUARTER, FIRST HALF 2011 RESULTS

•	Continued Expansion of Customer Relationships; 300 new demand deposit accounts since January 1, 2011.

•	Total deposits increase 6% in second quarter 2011 compared with the prior year’s second quarter.

•	Level of 30-89 day loan delinquencies falls below 1% of total loans.

•	Encouraging local economic outlook for Lynchburg MSA supports bank’s growth plans.

•	Total assets increase 5.4% to $429.63 million at June 30, 2011 compared with $407.3 million at June 30, 2010.

•	Book value per share increases to $8.12 per share compared with $7.76 a year ago.

•	Bank maintains high levels of customer loyalty and retention.

Lynchburg, VA., July 31, 2011 - Bank of the James Financial Group, Inc. (OTCBB: BOJF) today announced unaudited results for the quarter and six months ended June 30, 2011. Net income was $319,000 or $0.10 per share (diluted) in second quarter 2011, compared with net income of $770,000 or $0.23 per share (diluted) in second quarter 2010. The company’s net income for the six months of 2011 was $754,000 or $0.23 per diluted share compared with $1.14 million or $0.34 per diluted share in first half 2010.

“We met many of our operating performance goals and were on-target with our long term strategy of strengthening asset quality and managing expenses while adding new business,” said Robert R. Chapman III, president and CEO. “We were pleased to report continuing profitability in an economy showing a number of bright spots, but still offering some challenges.

“It appears in second quarter 2011, the general economy took a step back from progress in recent months. However, we have seen encouraging banking activity in July on a number of fronts. We are ready and able to win new deposits and make loans to businesses and individuals, despite the slowly recovering economy. We have made selective investments in the past two years that position us to accommodate new business and maintain the highest levels of service.”

Net interest income before provision for loan losses was $3.81 million in second quarter 2011, compared with $3.98 million in second quarter 2010, primarily reflecting a decrease in rates on our loan portfolio and other interest earning assets. The company’s first half net interest income rose 3.4% to $7.51 million compared with $7.27 million in first half 2010, reflecting in part a 35% reduction in interest expense.

The bank continued its first quarter trend of successfully re-pricing retail deposit rates to maintain a reasonable net interest margin despite a slight increase in the cost of funds. The bank’s net interest margin was 3.81% in first half 2011 compared with the same margin in the prior year’s first half. Chapman said the bank has a high level of customer retention even as deposits have been re-priced.

The bank has added more than 300 demand deposit accounts (non-interest bearing and primarily utilized by businesses) since January 1, 2011. These new accounts generally indicate commercial banking relationships that include fee-based business banking services and lending opportunities.

An increase in non-interest bearing direct deposit accounts (DDAs) contributed to maintaining stability in the company’s net interest margin in an environment of margin compression. Total deposits, including DDAs, increased to $376.55 million at June 30, 2011 compared with $355.36 million at June 30, 2010.

Non-interest income, which includes fees from mortgage origination, declined from $1.71 million for the six months ended June 30, 2010 to $1.43 million for the comparable period in 2011. During the quarter ended June 30, 2010 non-interest income was $912,000 as compared to $758,000 for the same quarter in 2011. Mortgage lending across the country slowed in second quarter 2011 as rates increased slightly from record-low levels.

Non-interest expenses, which include salaries, benefits and facilities, were stable year-over-year. “We anticipate our talented team of employees will be able to be increasingly productive as they work to expand customer relationships and win new business,” noted Chapman. “To support their efforts, we have increased our advertising and marketing in our served markets to increase the bank’s visibility.”

Todd Scruggs, CFO, commented: “Like many banks, our focus in the past two years has been on expense control and managing through the challenges presented by problem loans and related issues. We are confident in our method of identifying troubled loans, and extremely encouraged by a low level of loans that are 30 to 89 days delinquent. These comprise less than 1% of our total loan portfolio, and we believe this indicates a meaningful slowing of loans that might eventually move to non-accruing or non-performing status.”

Balance Sheet Highlights

Net loans were $319.60 million at June 30, 2011, compared with $324.96 at June 30, 2010 and $320.72 million at December 31, 2010. New commercial banking relationships contributed to both deposit and loan portfolio stability. Average interest earning assets during the second quarter ended June 30, 2011 increased 6% to $396.93 million compared with average interest earning assets of $376.02 million during the same period a year ago, primarily reflecting growth in the company’s deposits, loans and approximately $58.4 million of investment securities at June 30, 2011.

The company’s provision for loan losses totaled $906,000 in second quarter 2011 as compared with $448,000 in second quarter 2010. Management believes that certain loans currently in non-accruing or non-performing status offer the prospect of restructuring, recovery, or return to performing status in the future.

Commented Chapman, “We’ve worked with a number of distressed borrowers to restructure loans and we are receiving interest payments on those loans. We believe it is prudent to work closely with these borrowers as they manage through a slowly recovering local economy.”

Following charge-offs of $1.27 million in second quarter of 2011, the bank’s loan loss allowance as a percentage of total loans is 1.53%, compared with 1.68% at December 31, 2010 and 1.43% at June 30, 2010. Its ratio of nonperforming loans to total loans was 3.77% at the end of second quarter 2011 compared with 2.56% at December 31, 2010 and 2.49% at June 30, 2010. Although this percentage is elevated, it is consistent with many community banks nationwide, and reflects the bank’s need to reserve for problem loans.

The bank continues to proactively manage Other Real Estate Owned (OREO) and sell foreclosed properties. Chapman said the addition of a website to market commercial and residential properties, and the addition of a veteran banker in 2010 to manage the OREO and special asset portfolio with the goal of accelerating the disposition of residential and commercial properties, has contributed to accelerated sales of owned assets.

At June 30, 2011, the company had 20 OREO properties with a cost basis $4.28 million compared with $3.44 million at the end of 2010. Bank of The James added 15 properties to OREO in the first half of 2011 and disposed of 10 properties that generated $974,000 in proceeds, with a resulting $85,000 in writedowns and a loss on disposition of $130,000.

“We took what we feel was an acceptably small loss on property sales because our primary focus is on moving these assets off the balance sheet as soon as reasonably possible,” noted Chapman. “We look forward to continuing our efforts to reduce our non-earning assets. We believe the number of assets in OREO is acceptable given the environment. We will continue to closely manage these assets.”

Total assets were $429.63 million at June 30, 2011, compared with $430.9 million at March 31, 2011, $418.93 million at December 31, 2010 and $407.23 million at June 30, 2010.

Chapman concluded: “Bank of the James recently celebrated our 12th anniversary, and we are proud to provide banking services to Lynchburg and the area that comprises Region 2000. We have addressed the economic issues that have challenged us and our customers. However, we never engaged in speculative lending practices or investments that have negatively impacted so many banks.

“We believe we’re well-positioned to serve our community and are very encouraged by many of the positive economic trends in our area. With our increased presence in our market, we are confident we can win new customers who are not satisfied with the level of service they might be receiving elsewhere. We believe that the outlook for Region 2000 is very encouraging. It was gratifying to see the Lynchburg MSA ranked by Forbes magazine among the top 50 places in the United States for business and careers.

“We believe we are well-positioned to work with customers as the business climate improves, and offer outstanding products and services to new and existing customers. We anticipate for the remainder of 2011 to see fewer troubled loans, growth in banking relationships, and new lending opportunities. We also anticipate returning to a focus on growth. While the economic environment continues to pose challenges, we believe there is great opportunity. We expect the results to be evident in our upcoming performance.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates nine full service locations and one limited service location as well as a mortgage origination office in Forest, Virginia and an investment services division in downtown Lynchburg. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending June 30, 2011	Three months ending June 30, 2010	Change	Year to date June 30, 2011	Year to date June 30, 2010	Change
Interest income	$4,896	$5,473	-10.54%	$9,838	$10,841	-9.25%
Interest expense	1,090	1,495	-27.09%	2,325	3,574	-34.95%
Net interest income	3,806	3,978	-4.32%	7,513	7,267	3.39%
Provision for loan losses	906	448	102.23%	1,485	835	77.84%
Noninterest income	758	912	-16.89%	1,430	1,712	-16.47%
Noninterest expense	3,204	3,307	-3.11%	6,374	6,465	-1.41%
Income taxes	135	365	-63.01%	330	543	-39.23%
Net income	319	770	-58.57%	754	1,136	-33.63%
Weighted average shares outstanding	3,323,743	3,296,457	0.83%	3,323,743	3,293,180	0.93%
Basic net income per share	$0.10	$0.23	$(0.13)	$0.23	$0.34	$(0.11)
Fully diluted net income per share	$0.10	$0.23	$(0.13)	$0.23	$0.34	$(0.11)

Balance Sheet at period end:	June 30, 2011	Dec 31, 2010	Change	June 30, 2010	Dec 31, 2009	Change
Loans, net	$319,601	$320,715	-0.35%	$324,960	$318,452	2.04%
Total securities	58,367	52,883	10.37%	42,006	60,789	-30.90%
Total deposits	376,551	368,390	2.22%	355,355	375,772	-5.43%
Stockholders’ equity	26,973	25,495	5.80%	25,609	23,725	7.94%
Total assets	429,625	418,928	2.55%	407,234	437,681	-6.96%
Shares outstanding	3,323,743	3,323,743	—	3,301,399	3,289,867	11,532
Book value per share	$8.12	$7.67	0.44	$7.76	$7.21	$0.55

Daily averages:	Three months ending June 30, 2011	Three months ending June 30, 2010	Change	Year to date June 30, 2011	Year to date June 30, 2010	Change
Loans, net	$320,337	$324,048	-1.15%	$320,486	$322,824	-0.72%
Total securities	56,951	43,761	30.14%	56,422	47,895	17.80%
Total deposits	377,053	355,724	6.00%	374,875	365,140	2.67%
Stockholders’ equity	26,590	24,597	8.10%	26,377	24,401	8.10%
Interest earning assets	396,939	376,021	5.56%	394,636	384,251	2.70%
Interest bearing liabilities	353,011	337,759	4.52%	351,430	350,207	0.35%
Total assets	429,314	407,339	5.39%	426,526	418,615	1.89%

Financial Ratios:	Three months ending June 30, 2011	Three months ending June 30, 2010	Change	Year to date June 30, 2011	Year to date June 30, 2010	Change
Return on average assets	0.30%	0.76%	(0.46)	0.36%	0.55%	(0.19)
Return on average equity	4.81%	12.56%	(7.75)	5.76%	9.39%	(3.63)
Net interest margin	3.85%	4.24%	(0.39)	3.81%	3.81%	—
Efficiency ratio	70.20%	67.63%	2.57	71.27%	72.00%	(0.73)
Average equity to average assets	6.19%	6.04%	0.15	6.18%	5.83%	0.36

Allowance for loan losses:	Three months ending June 30, 2011	Three months ending June 30, 2010	Change	Year to date June 30, 2011	Year to date June 30, 2010	Change
Beginning balance	$5,318	$4,644	14.51%	$5,467	$4,288	27.50%
Provision for losses	906	448	102.23%	1,485	835	77.84%
Charge-offs	(1,266)	(463)	173.43%	(2,005)	(689)	191.00%
Recoveries	12	79	-84.81%	23	274	-91.61%
Ending balance	4,970	4,708	5.56%	4,970	4,708	5.56%

Nonperforming assets:	June 30, 2011	Dec 31, 2010	Change	June 30, 2010	Dec 31, 2009	Change
Total nonperforming loans	$12,222	$8,366	46.09%	$8,215	$5,687	44.45%
Other real estate owned	4,281	3,440	24.45%	1,680	666	152.25%
Total nonperforming assets	16,503	11,806	39.78%	9,895	6,353	55.75%
Troubled debt restructurings - (performing portion)	4,217	4,987	-23.98%	1,434	916	56.55%

Asset quality ratios:	June 30, 2011	Dec 31, 2010	Change	June 30, 2010	Dec 31, 2009	Change
Nonperforming loans to total loans	3.77%	2.56%	1.20	2.49%	1.76%	0.73
Allowance for loan losses to total loans	1.53%	1.68%	(0.14)	1.43%	1.33%	0.10
Allowance for loan losses to nonperforming loans	40.66%	65.35%	(24.68)	57.31%	75.40%	(18.09)